Exhibit 10.1

THIS TERMINATION AGREEMENT is made on 3rd day of September 2021

AMONG:

(1)	Malacca Straits Acquisition Company Limited, with correspondence address at Unit 601-2, St. George’s Building, 2 Ice House Street, Central, Hong Kong (“Malacca”); and

(2)	PT Asia Vision Network, with correspondence address at PT MNC Vision Networks TBK, MNC Tower 27th Floor, MNC Center, J1, Kebon Sirih 17-19, Jakarta Pusat 10340, Indonesia (the “Company”)

each a “Party” and together, the “Parties”.

NOW THE PARTIES AGREE AS FOLLOWS:

Reference is hereby made to that certain Business Combination Agreement, dated as of March 21, 2021 (as amended by that certain Waiver and Amendment Letter Agreement No. 1, dated as of May 17, 2021, the “BCA”), by and among Malacca Straits Acquisition Company Limited (“Malacca”), PT Asia Vision Network, an Indonesian limited liability company (the “Company”), PT MNC Vision Networks TBK, an Indonesian public limited liability company, Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability, in the capacity as the Malacca Representative thereunder, and MNC Entertainment Ltd, a Cayman Islands exempted company. Capitalized terms used but not defined in this termination agreement (this “Termination Agreement”) shall have the meanings ascribed to such terms in the BCA.

In accordance with Section 9.1(a) of the BCA, each of Malacca and the Company hereby mutually agree that the BCA is hereby terminated effective immediately, and none of the parties to the BCA will have any further rights, obligations or liabilities thereunder or in connection therewith, including without limitation any obligations for any breach of the terms thereof prior to the termination of the BCA in accordance with this Termination Agreement, except that Sections 6.12, 6.13, 9.2, 9.3, 10.1 and Article XI of the BCA shall survive the termination of the BCA and continue to apply.

This Termination Agreement will be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof, and otherwise in a manner consistent with the provisions of the BCA (prior to giving effect to its termination). The parties hereto agree that this Termination Agreement may be amended or modified only by a mutual writing executed by each of the parties hereto. This Termination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Termination Agreement may be executed in any number of counterparts (including without limitation by facsimile, pdf or other electronic document transmission), each of which will be deemed an original but all of which together will constitute one and the same instrument.

[signature page overleaf]

Acknowledged and agreed effective as of the date first set forth above:

Malacca Straits Acquisition Company Limited

By:	/s/ Kenneth Ng
	Name:	Kenneth Ng
	Title:	Chief Executive Officer

Acknowledged and agreed effective as of the date first set forth above:

PT Asia Vision Network

By:	/s/ Ade Tjendra
	Name:	Ade Tjendra
	Title:	President Director